Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this post effective amendment No. 2 to Form S-1 (No. 333-138340) (“Registration Statement”) of our report dated February 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Odyssey Re Holdings Corp’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated February 28, 2008 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 2, 2008